Exhibit 23 (m)(2)

DREMAN CONTRARIAN FUNDS

RETAIL CLASS SHARES DISTRIBUTION PLAN

(Rule 12b-1 Plan)

Dreman Contrarian Funds, a Delaware statutory trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust presently offers shares of beneficial interest in separate series (each a “Fund,” and collectively, the “Funds”). The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the 1940 Act, by the Trust on behalf of the Retail Class series of shares of each of its Funds as listed on Appendix A (as such Appendix may, from time to time, be supplemented or amended). The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the trustees who are not interested persons of any Fund and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of each Fund and its Retail Class shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its Retail Class shareholders.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE RETAIL CLASS SHARES OF EACH FUND TO PROMOTE THE SALE OF ITS SHARES.

             The Retail Class Shares of each Fund will pay to Dreman Value Management, LLC, a Delaware limited liability company (the “Distribution Coordinator”), which serves as each Fund’s investment advisor, and/or any Recipient (as defined below) a shareholder servicing fee of up to 0.25% of the average daily net assets of the Retail Class Shares of each Fund in connection with the promotion and distribution of its Retail Class Shares or the provision of personal services to Retail Class shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund Retail Class shareholders, and the printing and mailing of sales literature and servicing shareholder accounts (“12b-1 Expenses”). Each Fund or the Distribution Coordinator may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of Retail Class Shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), a form of which is attached hereto as Appendix B with respect to the Retail Class Shares of each Fund. Payment of these fees shall be made monthly promptly following the close of the month. If the Distribution Coordinator and/or any Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1 of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distribution Coordinator and/or any Recipient shall not, however, be entitled to charge a Fund any interest, carrying or finance fees in connection with such carried forward amounts.

2.	RULE 12B-1 AGREEMENTS.

(a)        No Rule 12b-l Agreement shall be entered into with respect to the Retail Class Shares of a Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement relating to the Retail Class Shares of each Fund attached hereto as Appendix B has been approved by the Board of Trustees as specified above.

(b)        Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)        No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Retail Class Shares of a Fund at any time, without the payment of any penalty, by vote of a majority of the Retail Class shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)        Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.	QUARTERLY REPORTS.

The Distribution Coordinator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.	EFFECTIVE DATE AND DURATION OF THE PLAN.

The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Retail Class Shares of each Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Retail Class Shares of each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement may be terminated with respect to the Retail Class Shares of a Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of the Retail Class Shares of such Fund, or by vote of a majority of the Independent Trustees.

5.	SELECTION OF INDEPENDENT TRUSTEES.

During the period in which the Plan is effective, the selection and nomination of those trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.	AMENDMENTS.

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Retail Class Shares of a Fund hereunder without the approval by a majority vote of Retail Class shareholders of the Fund affected thereby.

7.	RECORDKEEPING.

Each Fund shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: August 15, 2007

Appendix A

As of the dated listed below, Dreman Contrarian Funds, a Delaware statutory trust, offers Retail Class Shares of the following series:

Dreman Contrarian Large Cap Value Fund

Dreman Contrarian Mid Cap Value Fund

Dreman Contrarian Small Cap Value Fund

Dreman Quantitative Large Cap Value Fund

Dreman Quantitative Mid Cap Value Fund

Dreman Quantitative Small Cap Value Fund

Dreman Contrarian All Cap Value Fund

Dreman Contrarian SMID Cap Value Fund

Dreman Contrarian International Value Fund

Dreman Quantitative International Value Fund

January ___, 2008

Appendix B

Rule 12b-1 Related Agreement

_________________, 200__

[Name of Dealer or Service Provider]

______________________________

______________________________

______________________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Dreman Contrarian Funds, a Delaware statutory trust (the “Trust”), on behalf of the Retail Class Shares of each of its series (each, a “Fund” and collectively, the “Funds”). Each Fund which is currently offering Retail Class Shares is listed on Schedule A to this Agreement (as such Schedule may, from time to time, be supplemented or amended). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Trust’s Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit a Fund’s Retail Class shareholders.

1.          To the extent you provide distribution and marketing services in the promotion of a Fund’s Retail Class Shares and/or services to a Fund’s Retail Class shareholders, including furnishing services and assistance to your customers who invest in and own Retail Class Shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule B. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

2.          You shall furnish us with such information as shall reasonably be requested either by the Board of Trustees or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.          We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.          This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of a Fund’s Retail Class shareholders, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Fund and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.          This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

DREMAN CONTRARIAN FUNDS

___________________________________

Name:

Title:

Accepted:

___________________________________

(Dealer or Service Provider Name)

___________________________________

(Street Address)

___________________________________

(City)(State)(ZIP)

___________________________________

(Telephone No.)

___________________________________

(Facsimile No.)

By:

(Name and Title)

Schedule A

to the

Rule 12b-1 Related Agreement

Please check the appropriate boxes to indicate the respective Funds for which you wish to provide distribution and marketing services in the promotion of a Fund’s Retail Class Shares and/or services to a Fund’s Retail Class shareholders:

January ___, 2008

Schedule B

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

An annual fee of 0.25% of the average daily net assets of the Retail Class Shares of a Fund which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.